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                                  EXHIBIT 99.1

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                                                              TTR
                                                              TECHNOLOGIES, INC.


For Immediate Release
---------------------
January 7, 2003


                TTR TO TRADE ON OTC COMMENCING ON JANUARY 8, 2003

NEW YORK, JANUARY 7, 2003 -- TTR TECHNOLOGIES, INC. announced today that TTR's Common Stock will be delisted from the Nasdaq National Market, where it currently trades, and transferred to the over-the-counter bulletin board, effective January 8, 2003.

TTR expects that its Common Stock will be quoted on the OTC Bulletin Board under the symbol "TTRE." The OTC Bulletin Board (OTCBB) is a regulated quotation service that displays real-time quotes, last-sale prices and volume information for approximately 3,700 companies.

"While we value the prestige of a Nasdaq listing, the move to the OTC market should not affect our goal of maximizing shareholder value," said Daniel C. Stein, TTR's President and Chief Executive Officer.

TTR received notice from Nasdaq on October 9, 2002 of its decision to delist the Company's Common Stock from the National Market, citing TTR's failure to meet the minimum $10 million stockholder's equity requirement for continued listing and the required minimum bid price and market value of publicly held shares. At TTR's request, a hearing was held on November 21, 2002 to consider TTR's request to transfer to the Nasdaq SmallCap Market. However, the Nasdaq Listing Qualification Panel denied the request for the transfer to the Nasdaq SmallCap Market.



ABOUT TTR TECHNOLOGIES, INC.
TTR (HTTP://WWW.TTRTECH.COM) designs, markets and sells proprietary anti-piracy products. The company has developed and commercialized products for the software and entertainment industries and has expanded its product range and reach through in-house development and joint ventures.

FORWARD-LOOKING STATEMENTS
ALL STATEMENTS CONTAINED HEREIN, AS WELL AS ORAL STATEMENTS THAT MAY BE MADE BY THE COMPANY OR BY OFFICERS, DIRECTORS OR EMPLOYEES OF THE COMPANY ACTING ON THE COMPANY'S BEHALF, THAT ARE NOT STATEMENTS OF HISTORICAL FACT, CONSTITUTE "FORWARD-LOOKING STATEMENTS" AND ARE MADE PURSUANT TO THE SAFE-HARBOR PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT COULD CAUSE THE ACTUAL RESULTS OF THE COMPANY TO BE MATERIALLY DIFFERENT FROM THE HISTORICAL RESULTS OR FROM ANY FUTURE RESULTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH RISKS AND UNCERTAINTIES ARE OUTLINED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K/A FOR 2001, ITS QUARTERLY REPORTS ON FORM-10Q, AND SUCH OTHER DOCUMENTS AS ARE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FROM TIME TO TIME. THE COMPANY IS NOT OBLIGATED TO REVISE OR UPDATE ANY FORWARD-LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS RELEASE.

The Company                   Investor Relations           Media
Samuel Brill                  Truc Nguyen                  Stan Froelich
Chief Operating Officer       Stern & Co.                  Stern & Co.
(212) 527-7599                (212) 888-0044               (212) 888-0044
samb@ttrtech.com              tnguyen@sternco.com          sfroelich@sternco.com